Exhibit 10.36
PACKETEER, INC.
SEVERANCE AND CHANGE IN CONTROL AGREEMENT
     This Severance and Change in Control Agreement (the “Agreement”) is made and entered into, effective as of March 26, 2007 (the “Effective Date”), by and between Packeteer, Inc., a Delaware corporation, and David Côté, an individual (“Executive”).
RECITALS
     A. Executive presently serves as the President and Chief Executive Officer of the Company and performs significant strategic and management responsibilities necessary to the continued conduct of the Company’s business and operations.
     B. The Compensation Committee of the Board of Directors of the Company has determined at its meeting held on July 19, 2006 that it is in the best interests of the Company and its stockholders to assure that the Company will have the continued dedication and objectivity of Executive, notwithstanding the possibility or occurrence in the future of a Change in Control or other event affecting the continued employment of Executive.
     C. The Committee believes that it is important to provide Executive with certain severance benefits upon the circumstances described below, in order to provide Executive with enhanced financial security and to provide sufficient incentive and encouragement to Executive to remain with the Company, even though there is no Change in Control pending at this time.
AGREEMENT
     In consideration of the mutual covenants herein contained, and in consideration of the continuing employment of Executive by the Company, the parties agree as follows:
     1. Definitions and Construction
          1.1 Definitions. Whenever used in this Agreement, the following terms shall have the meanings set forth below:
               (a) “Base Salary Rate” means, as applicable, either:
                    (1) with respect to Executive’s Involuntary Termination, Executive’s monthly base salary rate in effect immediately prior to such termination of employment; or
                    (2) with respect to Executive’s Termination Upon a Change in Control, Executive’s monthly base salary rate in effect immediately prior to such termination of employment (without giving effect to any reduction in Executive’s base salary rate constituting Good Reason).

For this purpose, base salary does not include any bonuses, commissions, fringe benefits, car allowances, other irregular payments or any other compensation except base salary.
               (b) “Board” means the Board of Directors of the Company.
               (c) “Cause” means the occurrence of any of the following: (1) Executive’s theft, dishonesty, misconduct, breach of fiduciary duty for personal profit, or falsification of any documents or records of the Company Group; (2) Executive’s material failure to abide by the code of conduct or other policies (including, without limitation, policies relating to confidentiality and reasonable workplace conduct) of any member of the Company Group; (3) misconduct by Executive within the scope of Section 304 of the Sarbanes-Oxley Act of 2002 as a result of which of the Company is required to prepare an accounting restatement; (4) Executive’s unauthorized use, misappropriation, destruction or diversion of any tangible or intangible asset or corporate opportunity of a member of the Company Group (including, without limitation, Executive’s improper use or disclosure of the confidential or proprietary information of a member of the Company Group); (5) any intentional act by Executive which has a material detrimental effect on reputation or business of a member of the Company Group; (6) Executive’s repeated failure or inability to perform any reasonable assigned duties after written notice from a member of the Company Group of, and a reasonable opportunity to cure, such failure or inability; (7) any material breach by Executive of any employment, non-disclosure, non-competition, non-solicitation or other similar agreement between Executive and a member of the Company Group, which breach is not cured pursuant to the terms of such agreement; (8) Executive’s failure to cooperate in any investigation by the Company that has been approved by the Board or the Audit Committee of the Board; or (9) Executive’s conviction (including any plea of guilty or nolo contendere) of any criminal act involving fraud, dishonesty, misappropriation or moral turpitude, or which impairs Executive’s ability to perform his duties with a member of the Company Group.
               (d) “Change in Control” means the occurrence of any of the following:
                    (1) any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act), other than a trustee or other fiduciary holding securities of the Company under an employee benefit plan of the Company, becomes the “beneficial owner” (as defined in Rule 13d-3 promulgated under the Exchange Act), directly or indirectly, of securities of the Company representing more than fifty percent (50%) of total fair market value or total voting power of the Company’s then-outstanding securities entitled to vote generally in the election of directors;
                    (2) the Company is party to a merger, consolidation or similar corporation transaction, or series of related transactions, which results in the holders of the voting securities of the Company outstanding immediately prior to such transaction(s) failing to retain immediately after such transaction(s) direct or indirect beneficial ownership of more than fifty percent (50%) of the total combined voting power of the securities entitled to vote generally in the election of directors of the Company or the surviving entity outstanding immediately after such transaction(s);

                    (3) the sale or disposition of all or substantially all of the Company’s assets or consummation of any transaction, or series of related transactions, having similar effect (other than a sale or disposition to one or more subsidiaries of the Company); or
                    (4) a change in the composition of the Board over a period of thirty-six (36) consecutive months (twelve (12) consecutive months in the case of any Section 409A Deferred Compensation) or less as a result of which a majority of the Board members ceases, by reason of one or more contested elections for Board membership, to be comprised of individuals who either (i) have been Board members continuously since the beginning of such period or (ii) have been elected or nominated for election as Board members during such period by at least a majority of the Board members described in clause (i) who were still in office at the time the Board approved such election or nomination.
Notwithstanding the foregoing, to the extent that any amount constituting Section 409A Deferred Compensation would become payable under this Agreement by reason of a Change in Control, such amount shall become payable only if the event constituting a Change in Control would also constitute a change in ownership or effective control of the Company or a change in the ownership of a substantial portion of the assets of the Company within the meaning of Section 409A.
               (e) “Change in Control Period” means a period commencing upon the date of the consummation of a Change in Control and ending on the date occurring twelve (12) months following the date of the consummation of such Change in Control.
               (f) “COBRA” means the group health plan continuation coverage provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985 and any applicable regulations promulgated thereunder.
               (g) “Code” means the Internal Revenue Code of 1986, as amended, or any successor thereto and any applicable regulations or administrative guidelines promulgated thereunder.
               (h) “Committee” means the Compensation Committee of the Board.
               (i) “Company” means Packeteer, Inc., a Delaware corporation, and, following a Change in Control, a Successor that agrees to assume all of the rights and obligations of the Company under this Agreement or a Successor which otherwise becomes bound by operation of law under this Agreement.
               (j) “Company Group” means the group consisting of the Company and each present or future parent and subsidiary corporation or other business entity thereof.
               (k) “Disability” means either (1) the inability of Executive to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, or (2) Executive is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, receiving income replacement benefits for a period of not less than three (3) months under an accident and health plan covering employees of Executive’s employer.
               (l) “Equity Award” means any option, stock appreciation right, restricted stock, restricted stock unit, performance share or performance unit award or other award with respect to shares of the capital stock of the Company or of any other member of the Company Group granted to Executive by the Company or any other Company Group member prior to a Change in Control, including any such award which is assumed or continued by, or for which a replacement award is substituted by, the Successor or any other member of the Company Group in connection with the Change in Control.
               (m) “Exchange Act” means the Securities Exchange Act of 1934, as amended.
               (n) “Excluded Agreement” means (i) the Notice of Grant of Performance Shares and Performance Share Agreement pursuant to which Executive was granted performance shares on January 24, 2007, and (ii) any written agreement between Executive and the Company entered into after the date of this Agreement which expressly disclaims Section 7.2 hereof and is approved by the Board or the Committee.
               (o) “Good Reason” means the occurrence during a Change in Control Period of any of the following conditions without Executive’s informed written consent, which condition(s) remain(s) in effect ten (10) business days after written notice to the Company from Executive of such condition(s):
                    (1) a material, adverse change in Executive’s title, duties or responsibilities, causing Executive’s position to be of materially lesser rank or responsibility within the Company or an equivalent business unit of its parent, provided that continued assignment to Executive after a Change in Control of substantially the same duties and responsibilities to be performed by Executive for the Company, its Successor or a business unit of a parent entity that continues substantially all of the business of the Company shall not constitute Good Reason, notwithstanding that the entity for which Executive is to perform such duties and responsibilities is not directly owned by public stockholders; or
                    (2) a decrease in Executive’s base salary rate or target bonus amount, unless such reduction is part of a Company-wide reduction program; or
                    (3) the relocation of Executive’s work place for the Company Group to a location that increases the regular commute distance between Executive’s residence and work place by more than fifty (50) miles (one-way); or
                    (4) following the consummation of a Change in Control, any material breach of this Agreement by the Company Group.
Executive’s continued employment for a period not exceeding sixty (60) days following the occurrence of any condition constituting Good Reason shall not constitute consent to, or a waiver of rights with respect to, such condition.

               (p) “Involuntary Termination” means the termination, other than during a Change in Control Period, by the Company Group of Executive’s employment for any reason other than Cause; provided, however, that Involuntary Termination shall not include any termination of Executive’s employment as a result of Executive’s death, Disability or resignation for Good Reason.
               (q) “Release” means a general release of all known and unknown claims against the Company and its affiliates and their stockholders, directors, officers, employees, agents, successors and assigns substantially in the form attached hereto as Exhibit A, with any modifications thereto determined by legal counsel to the Company to be necessary or advisable to comply with applicable law or to accomplish the intent of Section 8 (Exclusive Remedy) hereof.
               (r) “Section 409A” means Section 409A of the Code and any applicable regulations (including proposed or temporary regulations) and other administrative guidance promulgated thereunder.
               (s) “Section 409A Deferred Compensation” means compensation and benefits provided by this Agreement that constitute deferred compensation subject to and not exempted from the requirements of Section 409A.
               (t) “Separation from Service” means a separation from service within the meaning of Section 409A.
               (u) “Specified Employee” means a specified employee within the meaning of Section 409A.
               (v) “Successor” means any successor in interest to substantially all of the business and/or assets of the Company.
               (w) “Termination in the Absence of a Change in Control” means any termination of Executive’s employment with the Company Group which is not a Termination Upon a Change in Control.
               (x) “Termination Upon a Change in Control” means the occurrence of any of the following events:
                    (1) termination by the Company Group of Executive’s employment for any reason other than Cause during a Change in Control Period; or
                    (2) Executive’s resignation for Good Reason from employment with the Company Group during a Change in Control Period, provided that such resignation occurs within sixty (60) days following the occurrence of the condition constituting Good Reason;
provided, however, that Termination Upon a Change in Control shall not include any termination of Executive’s employment which is a result of Executive’s death, Disability or voluntary termination of employment other than for Good Reason.

          1.2 Construction. Captions and titles contained herein are for convenience only and shall not affect the meaning or interpretation of any provision of the Agreement. Except when otherwise indicated by the context, the singular shall include the plural and the plural shall include the singular. Use of the term “or” is not intended to be exclusive, unless the context clearly requires otherwise.
     2. Term of Agreement
          2.1 Initial Term. The initial term of this Agreement (the “Initial Term”) shall commence on the Effective Date and shall terminate on the third anniversary of the Effective Date, except as otherwise provided by Section 2.3.
          2.2 Renewal Term. During the one-year period commencing immediately prior to the expiration of the Initial Term or any Renewal Term (as defined below) then in effect, the Committee shall determine, in its sole discretion, whether and for what period, if any, and upon what terms and conditions (including any modification to the terms and conditions of this Agreement as then in effect that the Committee shall determine to be advisable) the Company shall offer to Executive to extend the term of this Agreement (any such extension being referred to herein as a “Renewal Term”) following the expiration of the then effective Initial Term or Renewal Term as the case may be. Following its determination, the Committee shall advise Executive in writing of the terms and conditions upon which the Company would be willing to extend the term of this Agreement; provided, however, that if the Committee fails to so advise Executive or if Executive does not accept the terms and conditions upon which the Company would be willing to extend the term of the Agreement, the Agreement shall terminate upon the expiration of the Initial Term or Renewal Term then in effect except as otherwise provided by Section 2.3.
          2.3 Survival of Agreement.
               (a) Upon Pending Change in Control. Notwithstanding the provisions of Section 2.1 and 2.2, the then effective Initial Term or Renewal Term shall automatically be extended in the event that such term would otherwise expire during the period commencing upon the first public announcement of a definitive agreement that would result in a Change in Control (even though still subject to approval of the Company’s stockholders and other conditions and contingencies) and ending upon the expiration of the Change in Control Period. Such extension shall be upon the terms and conditions of this Agreement as then in effect, provided that such extension of the term of the Agreement shall expire upon the first to occur of the first public announcement of the termination of such definitive agreement or the expiration of the Change in Control Period.
               (b) Certain Provisions. Notwithstanding the provisions of Section 2.1 and 2.2, the obligation of the Company to make payments or provide benefits pursuant to this Agreement to which Executive has acquired a right in accordance with the applicable provisions of this Agreement prior to the expiration of the then effective Initial Term or Renewal Term shall survive the termination of this Agreement until such payments and benefits have been provided in full. Further, notwithstanding the provisions of Section 2.1 and 2.2, the obligations of Executive pursuant to Sections 9 and 10 shall survive the termination of this Agreement.

     3. Termination in the Absence of a Change in Control.
          In the event of Executive’s Termination in the Absence of a Change in Control, Executive shall be entitled to receive the compensation and benefits described in this Section 3. The provision, time and manner of payment or distribution of all such compensation and benefits that constitute Section 409A Deferred Compensation shall be subject to, limited by and construed in accordance with the requirements of Section 409A, including the provisions of Section 6.2 below.
          3.1 Involuntary Termination. If Executive’s Termination in the Absence of a Change in Control constitutes an Involuntary Termination, Executive shall be entitled to receive:
               (a) Accrued Obligations.
                    (1) all salary, bonuses, commissions and accrued but unused vacation earned through the date of Executive’s termination of employment;
                    (2) reimbursement within ten (10) business days of submission, within three (3) months following Executive’s termination of employment, of proper expense reports of all expenses reasonably and necessarily incurred by Executive in connection with the business of the Company Group prior to his termination of employment; and
                    (3) the benefits, if any, under any Company Group retirement plan, nonqualified deferred compensation plan, Equity Award plan or agreement, health benefits plan or other Company Group benefit plan to which Executive may be entitled pursuant to the terms of such plans or agreements.
For the purposes of this Section, notwithstanding any terms of the applicable bonus plan, program or agreement to the contrary, Executive shall be deemed to earn effective as of the last day of the applicable bonus performance period the amount of any bonus to which Executive is entitled (on the basis of the extent to which applicable performance goals have been attained), notwithstanding that the Company’s bonus payment date for such performance period has not yet occurred as of the date of Executive’s Involuntary Termination.
               (b) Cash Severance Payments. Provided that within sixty (60) days following Executive’s Involuntary Termination, Executive executes the Release and the period for revocation of the Release has expired without the Release having been revoked, Executive shall be entitled to receive an amount equal to Executive’s Base Salary Rate multiplied by twelve (12). The Company shall pay such amount to Executive in a lump sum cash payment within ten (10) business days following the last to occur of (i) Executive’s termination of employment or (ii) the last day on which Executive may revoke the Release in accordance with its terms.
          3.2 Other Termination. If Executive’s Termination in the Absence of a Change in Control results from his death, Disability, voluntary resignation, termination for Cause or any other reason other than Involuntary Termination, Executive shall be entitled to receive:

               (a) all salary, bonuses, commissions and accrued but unused vacation earned through the date of Executive’s termination of employment;
               (b) reimbursement within ten (10) business days of submission, within three (3) months following Executive’s termination of employment, of proper expense reports of all expenses reasonably and necessarily incurred by Executive in connection with the business of the Company Group prior to his termination of employment; and
               (c) the benefits, if any, under any Company Group retirement plan, nonqualified deferred compensation plan, Equity Award plan or agreement, health benefits plan or other Company Group benefit plan to which Executive may be entitled pursuant to the terms of such plans or agreements.
For the purposes of this Section, notwithstanding any terms of the applicable bonus plan, program or agreement to the contrary, in connection with any Termination in the Absence of a Change in Control resulting from death or Disability, Executive shall be deemed to earn effective as of the last day of the applicable bonus performance period the amount of any bonus to which Executive is entitled (on the basis of the extent to which applicable performance goals have been attained), notwithstanding that the Company’s bonus payment date for such performance period has not yet occurred as of the date of such event.
     4. Treatment of Equity Awards Upon a Change in Control
          The treatment of Equity Awards held by Executive immediately prior to the consummation of a Change in Control shall be determined in accordance with the terms of the plans or agreements providing for such awards, provided that all amounts pursuant to any such Equity Award that constitutes Section 409A Deferred Compensation shall be subject to, limited by and construed in accordance with the requirements of Section 409A.
     5. Termination Upon a Change in Control
          In the event of Executive’s Termination Upon a Change in Control, Executive shall be entitled to receive the compensation and benefits described in this Section 5. The provision, time and manner of payment or distribution of all such compensation and benefits that constitute Section 409A Deferred Compensation shall be subject to, limited by and construed in accordance with the requirements of Section 409A, including the provisions of Section 6.2 below.
          5.1 Accrued Obligations. Executive shall be entitled to receive:
               (a) all salary, bonuses, commissions and accrued but unused vacation earned through the date of Executive’s termination of employment;
               (b) reimbursement within ten (10) business days of submission, within three (3) months following Executive’s termination of employment, of proper expense reports of all expenses reasonably and necessarily incurred by Executive in connection with the business of the Company Group prior to his termination of employment; and

               (c) the benefits, if any, under any Company Group retirement plan, nonqualified deferred compensation plan, Equity Award plan or agreement (other than any such plan or agreement pertaining to Equity Awards whose treatment is prescribed by Section 5.3 below), health benefits plan or other Company Group benefit plan to which Executive may be entitled pursuant to the terms of such plans or agreements.
For the purposes of this Section, notwithstanding any terms of the applicable bonus plan, program or agreement to the contrary, Executive shall be deemed to earn effective as of the last day of the applicable bonus performance period the amount of any bonus to which Executive is entitled (on the basis of the extent to which applicable performance goals have been attained), notwithstanding that the Company’s bonus payment date for such performance period has not yet occurred as of the date of Executive’s Termination Upon a Change in Control.
          5.2 Cash Severance Payments. Provided that within sixty (60) days following Executive’s Termination Upon a Change in Control, Executive executes the Release and the period for revocation of the Release has expired without the Release having been revoked, Executive shall be entitled to receive an amount equal to Executive’s Base Salary Rate multiplied by twenty-four (24). The Company shall pay such amount to Executive in a lump sum cash payment within ten (10) business days following the last to occur of (i) Executive’s termination of employment or (ii) the last day on which Executive may revoke the Release in accordance with its terms.
          5.3 Acceleration of Vesting of Equity Awards. Subject to Executive’s execution and nonrevocation of the Release as provided in Section 5.2, and notwithstanding any provision to the contrary contained in any plan or agreement evidencing an Equity Award granted to Executive other than an Excluded Agreement, the vesting and/or exercisability of each of Executive’s outstanding Equity Awards shall be accelerated to the extent provided below, effective as of the date of Executive’s termination of employment; provided, however, that such acceleration of vesting and/or exercisability shall not apply to any Equity Award where such acceleration would result in plan disqualification or would otherwise be contrary to applicable law (e.g., an employee stock purchase plan intended to qualify under Section 423 of the Code).
               (a) The vesting and/or exercisability of each of Executive’s outstanding Equity Awards providing for an exercise or purchase price equal to or greater the fair market value, determined as of the date of grant of such award in accordance with the terms of the applicable plan or agreement, of the shares of stock subject to such award shall be accelerated in full.
               (b) The vesting and/or exercisability of each of Executive’s outstanding Equity Awards (other than an Equity Award evidenced by an Excluded Agreement) not providing for an exercise or purchase price at least equal to the fair market value, determined as of the date of grant of such award in accordance with the terms of the applicable plan or agreement, of the shares of stock subject to such award shall be accelerated with respect to fifty percent (50%) of the portions of such awards remaining unvested as of the date of Executive’s termination of employment.

          5.4 Health, Life Insurance and Long-Term Disability Benefits. Subject to Executive’s execution and nonrevocation of the Release as provided in Section 5.2, for the twelve-month period commencing immediately following Executive’s termination of employment, the Company shall arrange to provide Executive and his dependents with health (including medical and dental), life insurance and long-term disability benefits substantially similar to those provided to Executive and his dependents immediately prior to the date of such termination of employment. Such benefits shall be provided to Executive at the same premium cost to Executive and at the same coverage level as in effect as of Executive’s termination of employment; provided, however, that Executive shall be subject to any change in the premium cost and/or level of coverage applicable generally to all employees holding the position or comparable position with the Company which Executive held immediately prior to the Change in Control. The Company may satisfy its obligation to provide a continuation of health benefits by paying that portion of Executive’s premiums required under COBRA that exceed the amount of premiums that Executive would have been required to pay for continuing coverage had he or she continued in employment. If the Company is not reasonably able to continue health, life insurance and/or long-term disability benefits coverage under the Company’s benefit plans, the Company shall provide substantially equivalent coverage under other sources or will reimburse (without a tax gross-up) Executive for premiums (in excess of Executive’s premium cost described above) incurred by Executive to obtain his own such coverage. If Executive and/or Executive’s dependents become eligible to receive any such coverage under another employer’s benefit plans during such twelve-month period, Executive shall report such eligibility to the Company, and the Company’s obligations under this subsection shall be secondary to the coverage provided by such other employer’s plans. For the balance of any additional period during which Executive is entitled to continuation coverage under COBRA, Executive shall be entitled to maintain coverage for himself and Executive’s eligible dependents at Executive’s own expense.
          5.5 Indemnification; Insurance.
               (a) In addition to any rights Executive may have under any indemnification agreement previously entered into between the Company and Executive (a “Prior Indemnity Agreement”), from and after the date of Executive’s Termination Upon a Change in Control, the Company shall indemnify and hold harmless Executive against any costs or expenses (including attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, by reason of the fact that Executive is or was a director, officer, employee or agent of the Company Group, or is or was serving at the request of the Company Group as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, whether asserted or claimed prior to, at or after the date of Executive’s termination of employment, to the fullest extent permitted under applicable law, and the Company shall also advance fees and expenses (including attorneys’ fees) as incurred by Executive to the fullest extent permitted under applicable law. In the event of a conflict between the provisions of a Prior Indemnity Agreement and the provisions of this Agreement, Executive may elect which provisions shall govern. The following procedures shall govern Executive’s rights under this Section 5.5(a):

                    (1) Within forty-five (45) days after Executive incurs any expense for which Executive is entitled to indemnification pursuant to this Section 5.5(a) (or, if later, within thirty (30) days after Executive receives an invoice or other statement of such expense), Executive shall notify the Company in writing of the nature and dollar amount of that expense (including copies of invoices or statements documenting such expense), and the Company shall promptly reimburse Executive for such expense or, if requested by Executive, make direct payment of the expense on Executive’s behalf.
                    (2) Within forty-five (45) days after Executive has received written notification that Executive is subject to any judgment, fine, penalty, settlement amount or other assessment for which Executive is entitled to indemnification pursuant to this Section 5.5(a) (each, a “Liability”), Executive shall notify the Company of the nature of that Liability and the dollar amount thereof (including documentary evidence of such Liability), and the Company shall promptly pay Executive the amount thereof for which Executive is entitled to indemnification pursuant to this Section 5.5(a).
               (b) For a period of six (6) years from and after the date of Executive’s Termination Upon a Change in Control, the Company shall maintain a policy of directors’ and officers’ liability insurance for the benefit of Executive which provides him with coverage no less favorable than that provided for the Company’s continuing officers and directors.
     6. Certain Federal Tax Considerations
          6.1 Federal Excise Tax Under Section 4999 of the Code
               (a) Treatment of Excess Parachute Payments. In the event that any payment or benefit received or to be received by Executive pursuant to this Agreement or otherwise payable to Executive (collectively, the “Payments”) would subject Executive to any excise tax pursuant to Section 4999 of the Code, or any similar or successor provision (the “Excise Tax”), due to the characterization of the Payments as “excess parachute payments” under Section 280G of the Code or any similar or successor provision (“Section 280G”), then, notwithstanding the other provisions of this Agreement, the amount of the Payments shall not exceed the amount which produces the greatest after-tax benefit to Executive.
               (b) Determination of Amounts.
                    (1) Determination by Accountants. All computations and determinations called for by this Section 6.1 shall be promptly determined and reported in writing to the Company and Executive by independent public accountants selected by the Company and reasonably acceptable to Executive (the “Accountants”), and all such computations and determinations shall be conclusive and binding upon Executive and the Company. For the purposes of such determinations, the Accountants may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code. The Company and Executive shall furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make their required determinations. The Company shall bear all fees and expenses charged by the Accountants in connection with such services.

                    (2) Determination of Excise Tax. For purposes of determining whether any of the Payments will be subject to the Excise Tax and the amount of such Excise Tax:
                         (i) Any payments or benefits received or to be received by Executive in connection with transactions contemplated by a Change in Control event or Executive’s termination of employment (whether pursuant to the terms of this Agreement or any other plan, arrangement or agreement with the Company), shall be treated as “parachute payments” within the meaning of Section 280G, and all “excess parachute payments” within the meaning of Section 280G shall be treated as subject to the Excise Tax, unless in the opinion of the Accountants such payments or benefits (in whole or in part) do not constitute parachute payments, or such excess parachute payments (in whole or in part) represent reasonable compensation for services actually rendered within the meaning of Section 280G in excess of the base amount within the meaning of Section 280G, or are otherwise not subject to the Excise Tax.
                         (ii) The amount of the Payments which shall be treated as subject to the Excise Tax shall be equal to the lesser of (A) the total amount of the Payments or (B) the amount of the excess parachute payments within the meaning of Section 280G (after applying Section 6.1(b)(2)(i) above).
                         (iii) The value of any non-cash benefits or any deferred payment or benefit shall be determined by the Accountants in accordance with the principles of Section 280G.
          6.2 Compliance with Section 409A. Notwithstanding any other provision of this Agreement to the contrary, the provision, time and manner of payment or distribution of all compensation and benefits provided by this Agreement that constitute Section 409A Deferred Compensation shall be subject to, limited by and construed in accordance with the requirements of Section 409A, including the following:
               (a) Separation from Service. Payments and benefits constituting Section 409A Deferred Compensation otherwise payable or provided pursuant to Sections 3 or 5 upon Executive’s termination of employment shall be paid or provided only at the time of a termination of Executive’s employment which constitutes a Separation from Service.
               (b) Six-Month Delay Applicable to Specified Employees. Payments and benefits constituting Section 409A Deferred Compensation to be paid or provided pursuant to Sections 3 or 5 upon the Separation from Service of Executive who is a Specified Employee shall be paid or provided commencing on the later of (1) the date that is six (6) months after the date of such Separation from Service or, if earlier, the date of death of Executive (in either case, the “Delayed Payment Date”), or (2) the date or dates on which such Section 409A Deferred Compensation would otherwise be paid or provided in accordance with Section 3 or 5, as applicable. All such amounts that would, but for this Section 6.2(b), become payable prior to the Delayed Payment Date shall be accumulated and paid on the Delayed Payment Date.
               (c) Heath, Life Insurance and Long-Term Disability Benefits. In the event that all or any of the health, life insurance or long-term disability benefits to be provided pursuant to Section 5.4 as a result of Executive’s Separation from Service constitute Section 409A Deferred Compensation, the Company shall provide for such benefits constituting Section 409A Deferred Compensation in a manner that complies with Section 409A. To the extent necessary to comply with Section 409A, the Company shall determine the premium cost (net of the portion of such premium cost required to be paid by Executive pursuant to this Agreement) necessary to provide such benefits constituting Section 409A Deferred Compensation for the applicable twelve-month period and shall pay each such net premium cost which becomes due and payable during such period on the applicable due date for such premium; provided, however, that if Executive is a Specified Employee, the Company shall not pay any such net premium cost until the Delayed Payment Date. If the Company’s payment pursuant to the previous sentence is subject to a Delayed Payment Date, Executive shall pay the net premium cost otherwise payable by the Company prior to the Delayed Payment Date, and on the Delayed Payment Date the Company shall reimburse Executive for such Company net premium cost paid by Executive and shall pay the balance of the Company’s net premium cost necessary to provide such benefit coverage for the remainder of the applicable twelve-month period as and when it becomes due and payable over such period.
               (d) Equity Awards. The vesting of any Equity Awards which constitute Section 409A Deferred Compensation and are held by Executive who is a Specified Employee shall be accelerated in accordance with Section 5.3 to the extent applicable; provided, however, that the payment in settlement of any such awards shall occur on the Delayed Payment Date.
     7. Conflict in Benefits; Noncumulation of Benefits
          7.1 Effect of Agreement. The terms of this Agreement shall supersede all prior arrangements, whether written or oral, and understandings regarding the subject matter of this Agreement other than any Excluded Agreement entered into prior to the effective date hereof.
          7.2 Noncumulation of Benefits. This Agreement shall be the exclusive agreement for the determination of any payments and benefits due to Executive upon the events described in Sections 3 and 5, except for those payments and benefits due to Executive pursuant to any Excluded Agreement. The total amount of payments and benefits that may be received by Executive as a result of the events described in Sections 3 and 5 pursuant to (a) this Agreement, (b) any other agreement between Executive and the Company (other than any Excluded Agreement) or (c) any other plan, practice or statutory obligation of the Company, shall not exceed the amount of payments and benefits provided by this Agreement upon such events (plus any payments and benefits provided pursuant to a Prior Indemnity Agreement, as described in Section 5.5(a)), and the aggregate amounts payable under this Agreement shall be reduced to the extent of any excess (but not below zero).
     8. Exclusive Remedy
          The payments and benefits provided by Section 3 and Section 5 (plus any payments and benefits provided pursuant to a Prior Indemnity Agreement, as described in Section 5.5(a)), if applicable, shall constitute Executive’s sole and exclusive remedy for any alleged injury or other damages arising out of the cessation of the employment relationship between Executive and the Company in the event of Executive’s Termination in the Absence of a Change in Control or Executive’s Termination Upon a Change in Control, respectively. Executive shall be entitled to no other compensation, benefits, or other payments from the Company as a result of (a) Executive’s Termination in the Absence of a Change in Control with respect to which the payments and benefits described in Section 3, if applicable, have been provided to Executive, or (b) Executive’s Termination Upon a Change in Control with respect to which the payments and benefits described in Section 5 (plus any payments and benefits provided pursuant to a Prior Indemnity Agreement), if applicable, have been provided to Executive, except as expressly set forth in this Agreement or, subject to the provisions of Section 7.2, in a duly executed employment agreement between Company and Executive.
     9. Proprietary and Confidential Information
          Executive agrees to continue to abide by the terms and conditions of the confidentiality and/or proprietary rights agreement between Executive and the Company or any other member of the Company Group.
     10. Nonsolicitation
          If the Company performs its obligations to deliver the payments and benefits set forth in Section 3 or Section 5, as applicable (plus any payments and benefits provided pursuant to an agreement evidencing an Equity Award or a Prior Indemnity Agreement), then for a period equal to twelve (12) months following Executive’s Termination in the Absence of a Change in Control or Termination Upon a Change in Control, Executive shall not, directly or indirectly (a) solicit, influence, entice or encourage any person who is an employee of or consultant to the Company to cease or curtail his or her relationship with the Company, or (b) request, advise or induce any of the customers, suppliers, distributors, vendors or other business contacts of the Company with which Employee had contact while employed by the Company to withdraw, curtail, cancel or not increase their business with the Company.
     11. No Contract of Employment
          Neither this Agreement, nor any amendment thereto, nor the payment or provision of any benefits shall be construed as giving Executive the right to be retained by the Company, a Successor or any other member of the Company Group. Except as otherwise established in an employment agreement between the Company and Executive, the employment relationship between Executive and the Company is an “at-will” relationship. Accordingly, either Executive or the Company may terminate the relationship at any time, with or without cause, and with or without notice except as otherwise provided by Section 15. In addition, nothing in this Agreement shall in any manner obligate any Successor or other member of the Company Group to offer employment to Executive or to continue the employment of Executive if it does not hire Executive for any specific duration of time.
     12. Claims for Benefits
          12.1 ERISA Plan. This Agreement is intended to be (a) an employee welfare plan as defined in Section 3(1) of Employee Retirement Income Security Act of 1974

(“ERISA”) and (b) a “top-hat” plan maintained for the benefit of a select group of management or highly compensated employees of the Company Group.
          12.2 Application for Benefits. All applications for payments and/or benefits under this Agreement (“Benefits”) shall be submitted to the Company’s Vice President, Human Resources (or, if there is no Vice President, Human Resources, the senior representative of the Company’s Human Resources department) (the “Claims Administrator”), with a copy to the Company’s General Counsel. Applications for Benefits must be in writing on forms acceptable to the Claims Administrator and must be signed by Executive or his beneficiary. The Claims Administrator reserves the right to require Executive or his beneficiary to furnish such other proof of Executive’s expenses, including without limitation, receipts, canceled checks, bills, and invoices as may be required by the Claims Administrator.
          12.3 Appeal of Denial of Claim.
               (a) If a claimant’s claim for Benefits is denied, the Claims Administrator shall provide notice to the claimant in writing of the denial within ninety (90) days after its submission. The notice shall be written in a manner calculated to be understood by the claimant and shall include:
                    (1) The specific reason or reasons for the denial;
                    (2) Specific references to the provisions of this Agreement on which the denial is based;
                    (3) A description of any additional material or information necessary for the applicant to perfect the claim and an explanation of why such material or information is necessary; and
                    (4) An explanation of this Agreement’s claims review procedures and a statement of claimant’s right to bring a civil action under ERISA Section 502(a) following an adverse benefit determination.
               (b) If special circumstances require an extension of time for processing the initial claim, a written notice of the extension and the reason therefor shall be furnished to the claimant before the end of the initial ninety (90) day period. In no event shall such extension exceed ninety (90) days.
               (c) If a claim for Benefits is denied, the claimant, at the claimant’s sole expense, may appeal the denial to the Committee (the “Appeals Administrator”) within sixty (60) days of the receipt of written notice of the denial. In pursuing such appeal the applicant or his duly authorized representative:
                    (1) may request in writing that the Appeals Administrator review the denial;
                    (2) may review pertinent documents; and

                    (3) may submit issues and comments in writing.
               (d) The decision on review shall be made within sixty (60) days of receipt of the request for review, unless special circumstances require an extension of time for processing, in which case a decision shall be rendered as soon as possible, but not later than one hundred twenty (120) days after receipt of the request for review. If such an extension of time is required, written notice of the extension shall be furnished to the claimant before the end of the original sixty (60) day period. The decision on review shall be made in writing, shall be written in a manner calculated to be understood by the claimant, and, if the decision on review is a denial of the claim for Benefits, shall include:
                    (1) The specific reason or reasons for the denial;
                    (2) Specific references to the provisions of this Agreement on which the denial is based;
                    (3) A description of any additional material or information necessary for the applicant to perfect the claim and an explanation of why such material or information is necessary; and
                    (4) An explanation of this Agreement’s claims review procedures and a statement of claimant’s right to bring a civil action under ERISA Section 502(a) following an adverse benefit determination.
     13. Dispute Resolution
          13.1 Waiver of Jury Trial. In the event of any dispute or claim relating to or arising out of this Agreement that is not resolved in accordance with procedure described in Section 12, the Company and Executive, each by executing this Agreement, agree that all such disputes or claims shall be resolved by means of a court trial conducted by the superior or district court in Santa Clara County, California or as otherwise required by ERISA. The Company and Executive, each by executing this Agreement, irrevocably waive their respective rights to have any such disputes or claims tried by a jury, and agree that such courts will have personal and subject matter jurisdiction over all such claims or disputes. Notwithstanding the foregoing, in the event of any such dispute, the Company and Executive may agree to mediate or arbitrate the dispute on such terms and conditions as may they may agree in writing.
          13.2 Attorneys’ Fees. The prevailing party shall be entitled to recover from the losing party its attorneys’ fees and costs incurred in any action brought to enforce any right arising out of this Agreement.
     14. Successors and Assigns
          14.1 Successors of the Company. The Company shall require any successor or assign (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company, expressly, absolutely and unconditionally to assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession or assignment had taken place.
          14.2 Acknowledgment by Company. If, after a Change in Control, the Company fails to reasonably confirm that it has performed the obligation described in Section 14.1 within twenty (20) days after written notice from Executive, such failure shall be a material breach of this Agreement and shall entitle Executive to resign for Good Reason and to receive the benefits provided under this Agreement in the event of Termination Upon a Change in Control.
          14.3 Heirs and Representatives of Executive. This Agreement shall inure to the benefit of and be enforceable by Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devises, legatees or other beneficiaries. If Executive should die while any amount would still be payable to Executive hereunder (other than amounts which, by their terms, terminate upon the death of Executive) if Executive had continued to live, then all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to the executors, personal representatives or administrators of Executive’s estate.
     15. Notices
          15.1 General. For purposes of this Agreement, notices and all other communications provided for herein shall be in writing and shall be deemed to have been duly given when personally delivered or when mailed by United States certified mail, return receipt requested, or by overnight courier, postage prepaid, as follows:
               (a) if to the Company:
                         Packeteer, Inc.
                         10201 North de Anza Boulevard
                         Cupertino, California 95014
                         Attention: General Counsel
               (b) if to Executive, at the home address which Executive most recently communicated to the Company in writing.
Either party may provide the other with notices of change of address, which shall be effective upon receipt.
          15.2 Notice of Termination. Any termination by the Company of Executive’s employment or any resignation of employment by Executive shall be communicated by a notice of termination or resignation to the other party hereto given in accordance with Section 15.1. Such notice shall indicate the specific termination provision in this Agreement relied upon, shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination under the provision so indicated, and shall specify the termination date.

     16. Termination and Amendment of Agreement
          Subject to Section 2 and this Section, this Agreement may not be terminated, modified, amended or superseded without the written consent of Executive and the approval of the Board or the Committee. No modification, amendment or addition to this Agreement shall be effective unless in writing. Notwithstanding any other provision of this Agreement to the contrary, the Board or the Committee may, in its sole and absolute discretion and without the consent of Executive, amend this Agreement, to take effect retroactively or otherwise, as it deems necessary or advisable for the purpose of conforming this Agreement to any present or future law relating to arrangements of this or similar nature (including, but not limited to, Section 409A of the Code), and to the administrative regulations and rulings promulgated thereunder.
     17. Miscellaneous Provisions
          17.1 Administration. All questions of interpretation concerning this Agreement shall be determined by the Committee. All determinations by the Committee shall be final and binding upon all persons having an interest in this Agreement.
          17.2 Unfunded Obligation. Any amounts payable to Executive pursuant to this Agreement are unfunded obligations. The Company shall not be required to segregate any monies from its general funds, or to create any trusts, or establish any special accounts with respect to such obligations. The Company shall retain at all times beneficial ownership of any investments, including trust investments, which the Company may make to fulfill its payment obligations hereunder. Any investments or the creation or maintenance of any trust or any account shall not create or constitute a trust or fiduciary relationship between the Board or the Company and Executive, or otherwise create any vested or beneficial interest in Executive or Executive’s creditors in any assets of the Company.
          17.3 No Duty to Mitigate; Obligations of Company. Executive shall not be required to mitigate the amount of any payment or benefit contemplated by this Agreement by seeking employment with a new employer or otherwise, nor shall any such payment or benefit (except for benefits to the extent described in Section 5.4) be reduced by any compensation or benefits that Executive may receive from employment by another employer. Except as otherwise provided by this Agreement, the obligations of the Company to make payments to Executive and to make the arrangements provided for herein are absolute and unconditional and may not be reduced by any circumstances, including without limitation any set-off, counterclaim, recoupment, defense or other right which the Company may have against Executive or any third party at any time.
          17.4 No Representations. By executing this Agreement, Executive acknowledges that Executive is not relying and has not relied on any promise, representation or statement made by or on behalf of the Company which is not set forth in this Agreement.
          17.5 Waiver. No waiver by Executive or the Company of any breach of, or of any lack of compliance with, any condition or provision of this Agreement by the other party shall be considered a waiver of any other condition or provision or of the same condition or provision at another time.

          17.6 Choice of Law. The validity, interpretation, construction and performance of this Agreement shall be governed by the substantive laws of the State of California, without regard to its conflict of law provisions.
          17.7 Validity. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.
          17.8 Benefits Not Assignable. Except as otherwise provided herein or by law, no right or interest of Executive under this Agreement shall be assignable or transferable, in whole or in part, either directly or by operation of law or otherwise, including, without limitation, by execution, levy, garnishment, attachment, pledge or in any other manner, and no attempted transfer or assignment thereof shall be effective. No right or interest of Executive under this Agreement shall be liable for, or subject to, any obligation or liability of Executive.
          17.9 Tax Withholding. All payments made pursuant to this Agreement will be subject to withholding of applicable income and employment taxes.
          17.10 Consultation with Legal and Financial Advisors. By executing this Agreement, Executive acknowledges that this Agreement confers significant legal rights, and may also involve the waiver of rights under other agreements; that the Company has encouraged Executive to consult with Executive’s personal legal and financial advisors; and that Executive has had adequate time to consult with Executive’s advisors before executing this Agreement.
          17.11 Further Assurances. From time to time, at the Company’s request and without further consideration, Executive shall execute and deliver such additional documents and take all such further action as reasonably requested by the Company to be necessary or desirable to make effective, in the most expeditious manner possible, the terms of this Agreement and the Release, and to provide adequate assurance of Executive’s due performance thereunder.
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          17.12 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.
          IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of the Company by its duly authorized officer, as of the day and year first above written.

EXECUTIVE	PACKETEER, INC.
By:
Signature
Title:
Name Printed

Address

EXHIBIT A
FORM OF
GENERAL RELEASE OF CLAIMS
[Age 40 and over]

GENERAL RELEASE OF CLAIMS
     This Agreement (the “Release”) is by and between David Côté (“Employee”) and [Packeteer, Inc. or Successor] (the “Company”). This Release will become effective on the eighth (8th) day after it is signed by Employee (the “Effective Date”), provided that the Company has signed this Release and Employee has not revoked this Release (by written notice to [Company Contact Name] at the Company) prior to that date.
RECITALS
     A. Employee was employed by the Company as of                     ,      .
     B. Employee and the Company entered into a Severance and Change in Control Agreement (the “Agreement”) effective as of                     , 2007 wherein Employee is entitled to receive certain benefits in the event of [an Involuntary Termination] [a Termination Upon a Change in Control] (as defined by the Agreement), provided Employee signs and does not revoke this Release.
     C. [A Change in Control (as defined by the Agreement) has occurred as a result of [briefly describe change in control]]
     D. Employee’s employment is being terminated as a result of [an Involuntary Termination] [a Termination Upon a Change in Control]. Employee’s last day of work and termination are effective as of                     ,      . Employee desires to receive the payments and benefits provided by the Agreement by executing this Release.
     NOW, THEREFORE, the parties agree as follows:
     1. Commencing on the Effective Date, the Company shall provide Employee with the applicable payments and benefits set forth in the Agreement. Employee acknowledges that the payments and benefits made pursuant to this paragraph are made in full satisfaction of the Company’s obligations under the Agreement. Employee further acknowledges that Employee has been paid all wages and accrued, unused vacation that Employee earned during his employment with the Company.
     2. Employee and Employee’s successors release the Company, its respective subsidiaries, stockholders, investors, directors, officers, employees, agents, attorneys, insurers, legal successors and assigns of and from any and all claims, actions and causes of action, whether now known or unknown, which Employee now has, or at any other time had, or shall or may have against those released parties based upon or arising out of any matter, cause, fact, thing, act or omission whatsoever directly related to Employee’s employment by the Company or the termination of such employment and occurring or existing at any time up to and including the Effective Date, including, but not limited to, any claims of breach of written contract, wrongful termination, retaliation, fraud, defamation, infliction of emotional distress, or national origin, race, age, sex, sexual orientation, disability or other discrimination or harassment under the Civil Rights Act of 1964, the Age Discrimination In Employment Act of 1967, the Americans with

Disabilities Act, the Fair Employment and Housing Act or any other applicable law. Notwithstanding the foregoing, this Release shall not apply to any right of the Employee pursuant to Section 5.5 of the Agreement or pursuant to a Prior Indemnity Agreement (as such term is defined by the Agreement).
     3. Employee acknowledges that he or she has read Section 1542 of the Civil Code of the State of California, which states in full:
A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.
Employee waives any rights that Employee has or may have under Section 1542 and comparable or similar provisions of the laws of other states in the United States to the full extent that he may lawfully waive such rights pertaining to this general release of claims, and affirms that Employee is releasing all known and unknown claims that he or she has or may have against the parties listed above.
     4. Employee and the Company acknowledge and agree that they shall continue to be bound by and comply with the terms and obligations under the following agreements: (i) any proprietary rights or confidentiality agreements between the Company and Employee, (ii) the Agreement, (iii) any Prior Indemnity Agreement (as such term is defined by the Agreement) to which Employee is a party, and (iv) any agreement between the Company and Employee evidencing an Equity Award (as such term is defined by the Agreement).
     5. This Release shall be binding upon, and shall inure to the benefit of, the parties and their respective successors, assigns, heirs and personal representatives.
     6. The parties agree that any and all disputes that both (i) arise out of the Agreement, the interpretation, validity or enforceability of the Agreement or the alleged breach thereof and (ii) relate to the enforceability of this Release or the interpretation of the terms of this Release shall be subject to the provisions of Section 12 and Section 13 of the Agreement.
     7. The parties agree that any and all disputes that (i) do not arise out of the Agreement, the interpretation, validity or enforceability of the Agreement or the alleged breach thereof and (ii) relate to the enforceability of this Release, the interpretation of the terms of this Release or any of the matters herein released or herein described shall be resolved by means of a court trial conducted by the superior or district court in Santa Clara County, California. The parties hereby irrevocably waive their respective rights to have any such disputes tried to a jury, and the parties hereby agree that such courts will have personal and subject matter jurisdiction over all such disputes. Notwithstanding the foregoing, in the event of any such dispute, the parties may agree to mediate or arbitrate the dispute on such terms and conditions as may be agreed in writing by the parties. The prevailing party shall be entitled to recover from the losing party its attorneys’ fees and costs incurred in any action brought to resolve any such dispute.

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     8. This Release constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior negotiations and agreements, whether written or oral, with the exception of any agreements described in paragraph 4 of this Release. This Release may not be modified or amended except by a document signed by an authorized officer of the Company and Employee. If any provision of this Release is deemed invalid, illegal or unenforceable, such provision shall be modified so as to make it valid, legal and enforceable, and the validity, legality and enforceability of the remaining provisions of this Release shall not in any way be affected.
EMPLOYEE UNDERSTANDS THAT EMPLOYEE SHOULD CONSULT WITH AN ATTORNEY PRIOR TO SIGNING THIS RELEASE AND THAT EMPLOYEE IS GIVING UP ANY LEGAL CLAIMS EMPLOYEE HAS AGAINST THE PARTIES RELEASED ABOVE BY SIGNING THIS RELEASE. EMPLOYEE FURTHER UNDERSTANDS THAT EMPLOYEE MAY HAVE UP TO 45 DAYS TO CONSIDER THIS RELEASE, THAT EMPLOYEE MAY REVOKE IT AT ANY TIME DURING THE 7 DAYS AFTER EMPLOYEE SIGNS IT, AND THAT IT SHALL NOT BECOME EFFECTIVE UNTIL THAT 7-DAY PERIOD HAS PASSED. EMPLOYEE ACKNOWLEDGES THAT EMPLOYEE IS SIGNING THIS RELEASE KNOWINGLY, WILLINGLY AND VOLUNTARILY IN EXCHANGE FOR THE COMPENSATION AND BENEFITS DESCRIBED IN PARAGRAPH 1.

EMPLOYEE
Dated: _____________________________
David Côté

COMPANY
Dated: _____________________________	By:

Title:

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